Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Atossa Genetics Inc.

Seattle, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-205308, 333-208236, 333-211797 and 333-216031), Form S-3 (No. 333-186248 and 333-192390), and Form S-8 (No. 333-185625 and 333-193952) of Atossa Genetics Inc. of our report dated March 16, 2017 (except as to Note 11, which is as of March 20, 2017), relating to the consolidated financial statements, which appear in this Form 10-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Seattle, Washington
March 20, 2017